As filed with the Securities and Exchange Commission on March 9, 2018

Registration No. 333-197031

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-197031

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TCP INTERNATIONAL HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Alte Steinhauserstrasse 1

6330 Cham, Switzerland

(Address of Principal Executive Offices)

TCP INTERNATIONAL HOLDINGS LTD. 2014 OMNIBUS INCENTIVE PLAN

(Full title of the Plans)

Ellis Yan

TCP International Holdings Ltd.

325 Campus Drive

Aurora, Ohio 44202

(330) 995-6111

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Ira Kaplan

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, OH 44114

Telephone: (216) 363-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement No. 333-197031 (the “Registration Statement”), filed by TCP International Holdings Ltd., a company formed under the laws of Switzerland (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 25, 2014, relating to the registration of 2,500,000 shares of common stock, par value CHF 1.00 per share, of the Company (note that such share numbers do not take into account corporate actions, such as stock splits, stock dividends or similar transactions, taken in the interim), issuable under the TCP International Holdings Ltd. 2014 Omnibus Incentive Plan (the “Plan”) and increased to 3,250,000 shares following shareholder approval on June 30, 2015.

On December 12, 2017, the Company entered into a merger agreement (as amended, the “Merger Agreement”) with of Q L Light Source Company Limited, a Hong Kong private company limited by shares (“MergerCo Incorporator”). On February 28, 2018 (the “Effective Time”), pursuant to the Merger Agreement, the Company merged with and into (the “Merger”) Quality Light Source GmbH, a Swiss limited liability company (“MergerCo”), a wholly owned subsidiary of MergerCo Incorporator, and MergerCo continued as the surviving corporation (the “Surviving Corporation”). In connection with the consummation of the Merger, each of the Company’s outstanding common shares issued and outstanding immediately prior to the Effective Time (other than (i) common shares held by the Company or any of its wholly owned subsidiaries and (ii) common shares held by Ellis Yan, Solomon Yan, Cherry Plus Limited, a company incorporated under the laws of the British Virgin Islands, and the Lillian Yan Irrevocable Stock Trust (collectively, the “Yan Group”)) was cancelled and automatically converted into the right to receive $1.00 in cash (the “Merger Consideration”). Also at the Effective Time, each share of the Company’s restricted stock granted under the Company’s 2014 Omnibus Incentive Plan vested in full and any performance conditions imposed with respect to such restricted stock were deemed to be achieved, and the holders of such restricted stock became entitled to receive the Merger Consideration on the same basis as the Company’s shareholders generally, less applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statement but unsold (if any) as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora Ohio, on March 9, 2018.

Date: March 9, 2018

TCP INTERNATIONAL HOLDINGS LTD.

By:	/s/ Ellis Yan
Name:	Ellis Yan
Title:	Chief Executive Officer